Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into this 1st day of May, 2006 between St. Mary Land & Exploration Company, a Delaware corporation (“St. Mary”), and A. J. “Tony” Best (“Best”).

1.            Employment. On the terms and conditions set forth herein, St. Mary hereby agrees to employ Best as its President and Chief Operating Officer and Best hereby agrees to be so employed. Best shall utilize his full-time good faith best efforts to perform such duties and discharge such responsibilities as are customarily undertaken by such an officer of a corporation, together with such other appropriate duties as may be assigned to him by the Board of Directors and Chief Executive Officer of St. Mary. Such duties and responsibilities shall include, but not be limited to, the following:

(a)          Perform a key role in the development and implementation of St. Mary’s strategic plans and objectives, and identify exploration/development and acquisition opportunities for new areas of growth consistent with St. Mary’s growth strategies;

(b)          Supervise and provide expertise to management of St. Mary’s core operating regions consistent with St. Mary’s exploration, exploitation, development and production objectives for those regions;

(c)          Develop and maintain relationships with key business partners for St. Mary’s operations;

(d)          Administer St. Mary’s property and corporate risk management program; and

(e)          Supervise the coordination of reservoir engineering for external and management reporting in accordance with all applicable requirements.

As President and Chief Operating Officer, Best will be invited to attend all meetings of St. Mary’s Board of Directors and all committee meetings of the Board, except those held exclusively with the independent directors and those held in Executive Session. Furthermore, Best will be involved in internal and external financial reporting reviews as well as shareholder relations efforts.

2.            Compensation. Upon the commencement of Best’s employment with St. Mary, St. Mary shall compensate Best for his services hereunder at an initial base salary of $375,000 per annum payable in semi-monthly installments. Such compensation shall be subject to review and increase, as approved by the Board of Directors of St. Mary, in accordance with the normal schedule for review by the Compensation

Committee of the Board of Directors of executive officer base salaries. Other components of Best’s compensation shall include full and immediate participation in the following programs and plans of St. Mary (subject both to proration where appropriate for Best’s partial year(s) of employment and subject to the terms and conditions of each such program or plan):

a.	Cash Bonus Plan
b.	Change of Control Executive Severance Agreement
c.	Net Profits Interest Bonus Plan
d.	Pension Plan for Employees of St. Mary Land & Exploration Company
e.	St. Mary Land & Exploration Company Employee Benefits Summary
f.	St. Mary Land & Exploration Company 401(k) Profit Sharing Plan
g.	St. Mary Land & Exploration Company Incentive Stock Option Plan

h.	St. Mary Land & Exploration Company Nonqualified Unfunded Supplemental Retirement Plan
i.	St. Mary Land & Exploration Company Restricted Stock Plan
j.	St. Mary Land & Exploration Company Stock Option Plan

In addition, Best shall receive, upon the commencement of Best’s employment with St. Mary, pursuant to the terms of St. Mary’s Restricted Stock Plan, or, if approved by St. Mary’s stockholders at the 2006 annual meeting of stockholders to be held on May 17, 2006, St. Mary’s 2006 Equity Incentive Compensation Plan: (i) a Special Restricted Stock award of 20,000 shares, which 20,000 shares shall be immediately vested and not subject to forfeiture, and (ii) a Special Restricted Stock Unit (RSU) award whereby Best may earn up to an additional 20,000 shares pursuant to the following schedule (with the shares underlying such RSU to be subject to vesting immediately upon being earned, provided that Best remains employed by St. Mary on the respective scheduled date for the award of such shares, and such RSU to be settled with respect to vested shares upon such vesting date):

Award Date	Base Award	Previous Year Net Asset Value Growth > 10% but less than 15%.	Previous Year Net Asset Value Growth 15% or Greater
1st Quarter, 2007	1,250 RSUs	2,500 RSUs	1,250 RSUs
1st Quarter, 2008	1,250 RSUs	2,500 RSUs	1,250 RSUs
1st Quarter, 2009	1,250 RSUs	2,500 RSUs	1,250 RSUs
1st Quarter, 2010	1,250 RSUs	2,500 RSUs	1,250 RSUs
Total	5,000 RSUs	10,000 RSUs	5,000 RSUs

3. Chief Executive Officer. St. Mary and Best have agreed to enter into this agreement based on the understanding that the Board intends, unless there is an unexpected change of circumstances, to appoint Best to the CEO position within one (1) year of his employment date. In the event Best is not promoted to CEO within one (1) year of his employment date, Best shall be entitled to terminate his employment with St. Mary and receive the severance referenced in Section 9, subject to Section 8 (b).

4. Benefits. Best shall participate in the fringe benefits and other benefit plans and practices of St. Mary, in the same manner and to the same comparable extent as other senior executives of St. Mary, which shall include vacation as Best deems appropriate, retirement benefits, life insurance, disability benefits and insurance, and health and hospitalization benefits and insurance.

5. Relocation. Best agrees to relocate from his current residence in College Station, Texas, to the Denver, Colorado area. St. Mary agrees to pay Best a cash stipend equal to one month’s salary in order to offset miscellaneous moving expenses. This amount shall be in addition to the benefits set forth in St. Mary’s Relocation Policy. St. Mary will also provide relocation benefits for Best to his home of origin if his employment is terminated by St. Mary prior to June 12, 2008.

6.	Sign-On Bonus. Upon joining the company, St. Mary will pay Best $50,000 cash.

7.            Term. The term of the employment of Best by St. Mary shall commence on June 12, 2006.

8.	Termination.

(a)         Voluntary. This Agreement shall continue in effect until terminated by Best or St. Mary upon not less than thirty (30) days prior written notice to the other.

(b)         Involuntary. Notwithstanding the foregoing, the employment of Best by St. Mary hereunder shall terminate (i) in the event of the death of Best or in the event that Best becomes incapacitated from carrying out his duties hereunder in the reasonable judgment of the Board of Directors of St. Mary, or (ii) in the event that Best in the performance of his duties for St. Mary hereunder acts with gross negligence, gross incompetence, fraud or dishonesty, as determined by the Board of Directors of St. Mary.

9.           Severance. In the event Best’s employment is terminated by St. Mary for any reason other than the occurrence of an event described in subparagraph 8(b), St. Mary shall continue the salary of Best at its rate at the time of such termination for a period of two years thereafter, together with a continuation for two years of the insurance benefits in effect for him at the time of such termination.

In the event that the employment of Best is terminated under circumstances such that the terms of the Change of Control Executive Severance Agreement would apply, and to the extent that severance pay or benefits, each considered separately, to be received by Best pursuant to the terms of the Change of Control Executive Severance Agreement would exceed the severance pay or benefits, each considered separately, pursuant to the terms of this Agreement, Best shall receive such excess severance pay or benefits under the Change of Control Executive Severance Agreement pursuant to the terms thereof.

10.        Internal Revenue Code Section 409A. This Agreement is intended in all respects to comply with the provisions of Section 409A of the Code and in particular, those provisions of Section 409A dealing with distributions. St. Mary and Best shall interpret and apply the provisions of this Agreement in a manner consistent with Section 409A of the Code. As a result, any payments that are to be made to Best under other provisions of this Agreement which, under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (the “Code”), may not be made before the date which is six months after the date of the separation of Best from employment service (the “Section 409A Six-Month Waiting Period”) shall not be made during the Section 409A Six-Month Waiting Period. Rather, any such payments shall be deferred and made immediately following the expiration of the Section 409A Six-Month Waiting Period. In particular, with respect to the severance payments provided for under Section 9 of this Agreement, (i) such severance payments that would otherwise be made during the Section 409A Six-Month Waiting Period shall be made in one lump sum upon the expiration of the Section 409A Six-Month Waiting Period, and (ii) severance payments for the remaining 18-month period (immediately after the expiration of the Section 409A Six-Month Waiting Period) of the two full years of severance payments to which Best may become entitled under Section 9 of this Agreement shall also be made in lump sum upon the expiration of the Section 409A Six-Month Waiting Period.

11.	Miscellaneous.

(a)          The rights and obligations of Best and St. Mary under this Agreement may not be assigned, transferred, pledged or encumbered but shall otherwise inure to the benefit of and be binding upon the heirs, personal representatives and successors of Best and St. Mary.

(b)          This Agreement and all questions arising hereunder shall be governed by the laws of the State of Colorado.

(c)          This Agreement may be executed in counterparts, and signature pages may be delivered by email or fax transmission.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the day and year first above written.

AGREED:

ST. MARY LAND & EXPLORATION COMPANY,

a Delaware corporation

By: /S/ MARK A. HELLERSTEIN

Mark A. Hellerstein
Chairman of the Board of Directors, President and
Chief Executive Officer

BY: /S/ A.J. “TONY” BEST

A. J. “Tony” Best

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